IMMEDIATE RELEASE

Evans Bancorp Reports 2010 Second Quarter
Net Income of $1.63 Million

HAMBURG, NY, July 29, 2010 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NASDAQ: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the quarter ended June 30, 2010. Management will review the results on a conference call and webcast on Friday, July 30, 2010 (call details provided below).

HIGHLIGHTS OF THE 2010 SECOND QUARTER

•	Second quarter net income increased to $1.63 million from a net loss of ($1.85) million in the prior year period on significantly reduced loan and lease provision and solid net interest income growth.

•	Provision for loan and lease losses decreased to $0.3 million in the 2010 second quarter from $5.6 million in the 2009 second quarter.

•	Non-performing loans and leases continued to decline: Ratio of non-performing loans and leases to total loans and leases was 2.20% at June 30, 2010 compared with 2.28% at March 31, 2010 and 2.64% at December 31, 2009.

•	Net interest income increased 14.1% year-over-year due to healthy balance sheet growth.

•	Total deposits increased 4.8% in the quarter, which equates to a 19.4% annualized rate. Demand and NOW deposit accounts increased $13.2 million, or 12.2%, in the quarter.

•	Successful stock offering further enhanced the Company’s strong capital position: Tier 1 leverage ratio was 10.18% at June 30, 2010, up from 7.88% at March 31, 2010.

The Company had net income of $1.63 million, or $0.47 per diluted share, in the second quarter of 2010, compared with a net loss of ($1.85) million, or ($0.67) per diluted share, in the second quarter of 2009. The significant increase in net income was largely due to a lower provision for loan and lease losses. The provision for loan and lease losses decreased from $5.6 million to $0.3 million year-over-year. The diluted per share results for the second quarter of 2010 reflects an additional 1.2 million shares issued in May 2010. The return on average equity was 11.79% for the three-month period ended June 30, 2010.

For the six months ended June 30, 2010, Evans recorded net income of $3.1 million, or $0.98 per diluted share, compared with a net loss of ($3.1) million, or ($1.12) per diluted share, in the same period in 2009. The return on average equity was 12.01% for the six-month period ended June 30, 2010, compared with (13.66%) in the same period in 2009.

David J. Nasca, President and CEO of Evans Bancorp, stated, “Our continuing strong performance demonstrates the success of our hard fought efforts to further expand our presence in the Western New York market. This progress reflects the positive effect of our decisions last year to better align our loan and lease portfolio with our core strategy. We experienced growth in loans and deposits through a concerted focus on our customers, retention of existing business and increasing share of wallet by building customer intimacy and delivering customized solutions for businesses.”

Mr. Nasca continued, “With our successful stock offering in May, in which we raised $13.4 million of additional equity, we are in a very well capitalized position, enabling us to assertively execute our growth plans. The success of the offering was a strong and positive external endorsement of the strength of our strategy and the capability of our management team to execute it.”

Net operating income for the second quarter of 2010 was $1.76 million, or $0.51 per diluted share, an increase of $3.48 million, from a net operating loss of ($1.72) million, or ($0.62) per diluted share, in the second quarter of 2009. For the six months ended June 30, 2010, net operating income was $3.3 million, or $1.07 per diluted share compared with a net operating loss of ($1.6) million, or ($0.58) per diluted share, in the corresponding period of 2009. “Net operating income” (as defined in the following Supplemental Non-GAAP Disclosure) is net income adjusted for what management considers “non-operating” items.

Supplemental Non-GAAP Results of Operations Disclosure

To provide investors with greater understanding of the Company’s operating results, in addition to the results measured in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company provides supplemental reporting on “net operating income,” which excludes items that management believes to be non-operating in nature. Specifically, net operating income excludes gains and losses on the sale and call of securities, the non-cash impairment and amortization of acquisition-related goodwill and intangible assets. This non-GAAP information is being disclosed because management believes that providing these non-GAAP financial measures provides investors with information useful in understanding the Company’s financial performance, its performance trends, and financial position. While the Company’s management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP, nor is it necessarily comparable with non-GAAP measures which may be presented by other companies. The reconciliation of net operating income and diluted net operating earnings per share to GAAP net income (loss) and GAAP diluted earnings (loss) per share is presented in the following table.

Reconciliation of GAAP Net Income (Loss) to Net Operating Income (Loss) (non-GAAP)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share)	2010	2009	2010	2009
GAAP Net Income (Loss)	$1,631	($1,853)	$3,078	($3,100)
Gain on sale and call of securities [1]	(8)	(4)	(4)	(4)
Goodwill impairment charge [1]	-	-	-	1,214
Amortization of intangibles [1]	137	134	275	268
Net operating income (loss) [2]	$1,760	($1,723)	$3,349	($1,621)

GAAP diluted earnings (loss) per share	$0.47	($0.67)	$0.98	($1.12)
Gain on sale and call of securities [1]	-	-	-	—
Goodwill impairment charge [1]	-	-	-	0.44
Amortization of intangibles [1]	0.04	0.05	0.09	0.10
Diluted net operating earnings (loss) per share [2]	$0.51	($0.62)	$1.07	($0.58)

1 After any tax-related effect

2 Non-GAAP measure

Net Interest Income
Net interest income was $6.1 million during the second quarter of 2010, flat with the trailing first quarter of 2010, but up $0.8 million, or 14.1%, from $5.3 million in the second quarter of 2009. Growth of interest-earning assets and the reduced cost of interest-bearing liabilities continue to be the main factors driving this increase. Also contributing to the year-over-year increase was the acquisition of the loans and deposits of Waterford Village Bank (“Waterford”) in July 2009. Core loans, which are defined as total loans and leases less direct financing leases, were $480.3 million at June 30, 2010, an increase of 1.6% (6.3% annualized) from $472.9 million at March 31, 2010 and 25.1% from $383.8 million at
June 30, 2009. Strong growth in commercial real estate balances and the addition of $36.2 million in loans acquired from Waterford drove the increase.

The national direct financing lease portfolio declined $4.0 million during the second quarter to
$22.7 million. The Company ceased lease originations in the second quarter of 2009 and is winding down the portfolio and exiting this business line. In the third quarter of 2009, Evans announced that it had ceased its marketing efforts to sell the portfolio and intended to service the portfolio until maturity. At June 30, 2010, the national direct financing lease portfolio comprised 4.5% of the Company’s total loans and leases portfolio, down from 5.3% at March 31, 2010 and 9.6% at June 30, 2009. The average term of the remaining leases is approximately 2.2 years.

Investment securities were $97.2 million at June 30, 2010, up 10.3% from $88.1 million at the end of the first quarter of 2010 and 21.7% from $79.8 million at the end of second quarter of 2009. Investment securities were purchased with the $13.4 million in capital raised from the May 2010 equity offering.

Gary Kajtoch, Executive Vice President and CFO of Evans Bank noted, “We will be using the proceeds from the offering to support the opportunities we have to grow our loan portfolio while maintaining our strict credit discipline and capital management principles. We will continue to invest in the expansion of our fee-based business, brand development, and finding top talent in order to promote cross-selling, expand wallet share and further penetrate the potential customer base in our market. The additional capital also provides the flexibility and resources to pursue opportunistic acquisitions and de novo expansion.”

Total deposits were $535.6 million at June 30, 2010, an increase of 4.8% from $510.8 million at
March 31, 2010 and an increase of 18.7% from $451.3 million at June 30, 2009. The annualized growth rate for the quarter was 19.4%. The year-over-year increase included $40.0 million in deposits at the Company’s Clarence, NY branch, which was acquired in the Waterford acquisition. Excluding the effect of the acquired deposits, the primary driver of deposit growth in 2009 was the Company’s premium money market savings product. In 2010, the Company has experienced growth across a variety of deposit products, including in its retail Better Checking product (included in the NOW category) along with its complementary Better Savings product. These products, which require deep customer relationships, reward the Company’s best customers and have been successful in drawing in new accounts. The Company has also experienced an increase in commercial demand and money market savings balances. Commercial deposit gathering is an important part of the Company’s strategic focus going forward. Most of the Company’s $8.1 million, or 9.3%, increase in demand deposits over the prior year came from commercial customers. Although a portion of the growth is seasonal and reflective of transaction activity, the results reflect solid growth in a very competitive marketplace.

Time deposits were $147.0 million at June 30, 2010, representing a 9.3% and 14.6% increase from the balances at March 31, 2010 and June 30, 2009, respectively. The Company was able to attract customers to term deposit products despite the low rate environment by promoting its 5 year certificate of deposit (“CD”). This product offer customers better rates than they have been able to earn in liquid savings and short-term CDs.

The Company’s net interest margin continued to perform well at 4.21% in the second quarter of 2010, but the margin continues to contract, as it was 4.28% in the 2010 first quarter and 4.25% in the 2009 second quarter. While loan rates stabilized this quarter, investment security yields continue to decline as demand for high-quality US government agency bonds has increased dramatically in the uncertain economic environment. On the funding side, while the Company has been successful in attracting new customers, some of that success has come in the premium rate Better Checking account and higher rate 5 year CDs. While these products have put some pressure on the net interest margin, the Company expects to benefit from the deep customer relationships and interest rate certainty that these products provide.

Allowance for Loan and Lease Losses and Asset Quality

Net charge-offs to average total loans and leases increased to 0.14% in the second quarter of 2010 from 0.01% for the first quarter of 2010. The charge-offs represent two commercial loans that were previously classified as non-accruing and non-performing loans. The net charge-off ratio significantly declined from the second quarter of 2009, when the ratio was 7.48%. This decrease in net charge-offs was entirely related to the classification of the direct finance national lease portfolio as held-for-sale on the balance sheet as of June 30, 2009, resulting in its being marked down to its market value. On September 30, 2009, the Company placed the leasing portfolio back into held-for-investment after concluding that holding the portfolio would ultimately provide greater value to the Company than selling at the prices that were offered by potential buyers. The original mark-to-market adjustment amounted to $7.1 million in the second quarter of 2009. The mark-to-market discount recorded as of June 30, 2009 remained appropriate when the Company elected to service the portfolio to maturity at the end of the third quarter of 2009. The difference between the lease principal value and the book value initially created by the mark-to-market adjustment is adjusted over time as specific leases are deemed uncollectible and written down to zero value. During the second quarter of 2010, management deemed $0.6 million in leases as uncollectible, compared with $1.1 million in the first quarter of 2010. Leases are reported at
$22.7 million, which is the principal balance of $25.2 million, net of the remaining mark of $2.5 million.

The ratio of non-performing loans and leases to total loans and leases decreased to 2.20% at
June 30, 2010, from 2.28% at March 31, 2010 and 2.64% at December 31, 2009. The decrease in the ratio during the second quarter of 2010 was a result of a decline in non-performing leases. After increasing significantly for several quarters in 2009 and then largely stabilizing in the first quarter of 2010, the second quarter of 2010 witnessed the first appreciable decrease in non-performing leases since the leasing portfolio first deteriorated in 2008. As noted, leasing charge-offs also decreased, from
$1.1 million in the first quarter of 2010 to $0.6 million during the second quarter of 2010. As a result, the Company did not record any further provision for lease losses in the second quarter after recording a $0.8 million provision for lease losses in the first quarter of 2010 and $3.9 million in the second quarter of 2009.

While non-performing leases declined, the Company’s non-performing loans ratio held steady at 1.71% at June 30, 2010 compared to March 31, 2010. $3.2 million of the Company’s $8.6 million in non-performing loans is associated with the Waterford acquisition. These loans are part of a loss-sharing agreement with the FDIC in which the FDIC bears 80% of the losses on those loans. When excluding the leasing portfolio and the partially-FDIC guaranteed Waterford loans, the Company’s non-performing loans to total loans ratio would be 1.23% at June 30, 2010.

The provision for loan and lease losses decreased from $5.6 million in the second quarter of 2009 and $1.2 million in the first quarter of 2010 to $0.3 million in the second quarter of 2010, primarily due to the decrease in the leasing provision. The provision for the Company’s core loan portfolio was $1.7 million in the second quarter of 2009 and $0.4 million in the first quarter of 2010, compared with the $0.3 million provisioned in the second quarter of 2010.

The allowance for loan and lease losses to total loans and leases ratio was 1.65% at June 30, 2010, compared with 1.64% at March 31, 2010, and 1.31% at June 30, 2009. A significant reason for the increase in the ratio since June 30, 2009, was the additional provision taken by the company related to leasing portfolio in the first quarter of 2010.

Non-Interest Income

Non-interest income, which represented 32.8% of total revenue, compared with 38.7% in the prior year second quarter, declined 11.9%, or $0.4 million to $3.0 million when compared with the second quarter of 2009. The decrease is primarily attributable to a decrease in other income of $0.3 million and a decrease in deposit service charges of $0.1 million. The other income decrease is related to several one-time items resulting from the discontinuation of leasing operations and putting the portfolio into held-for-sale status as of June 30, 2009. As previously noted the portfolio was later placed back into held-for-investment as of September 30, 2009 and remains there as of June 30, 2010. The decrease in deposit service charges reflects a continuation in the industry-wide trend of declining revenues associated with deposit service charges.

The largest portion of the Company’s non-interest income is insurance service and fee revenue from The Evans Agency (“TEA”). Insurance agency revenue was flat for this year’s second quarter when compared with the 2009 second quarter revenue of $1.6 million. The revenue is lower than the
$2.2 million in the first quarter of 2010 due to the seasonality of the revenue. TEA receives most of its profit sharing revenue in the first quarter each year. The soft insurance market and macro-economic conditions continue to put downward pressure on TEA’s revenue in personal and commercial property and casualty insurance commissions. However, TEA has been experiencing improved results in financial services revenue which more than doubled from $51 thousand in last year’s second quarter to $110 thousand in the second quarter of 2010. Financial services revenue growth is an important part of the Company’s focus on cross selling customers into products such as life insurance, annuities, mutual funds, and employee benefits services for small businesses.

Non-Interest Expense

Total non-interest expenses were $6.5 million for the second quarter of 2010, an increase of $0.5 million, or 7.5%, from $6.1 million in the second quarter of 2009. The increase is from higher salary and employee benefit and advertising expenses, partially offset by decreases in FDIC insurance and other expenses. The largest component of the increase was in salaries and employee benefits, which increased 18.8%, or $0.6 million, to $3.7 million for the second quarter of 2010 compared with the prior year second quarter. Salaries and benefits were higher because of annual merit raises, the addition of new account executives at TEA and commercial loan officers at Evans Bank, and from branch employees retained in the acquisition of Waterford. Another portion of the increase is a result of annual bonus accruals in 2010. Due to the losses recorded in the first two quarters of 2009, the Company determined that it would likely not pay out bonuses to employees for 2009 and thus reversed the bonuses accrued through the first quarter of 2009 and stopped accruing for bonuses for the rest of the year. Advertising expenses increased from $151 thousand in the 2009 second quarter to $257 thousand in this year’s second quarter due to heavy promotions designed to drive deposit growth and financial services revenue.

FDIC insurance expenses decreased from $320 thousand in the 2009 second quarter to $217 thousand in the second quarter of 2010. Included in the 2009 second quarter was a “special” assessment the FDIC charged all insured banks, which amounted to $250 thousand for Evans. Without that fee the “regular” FDIC insurance premiums increased from $70 thousand in the 2009 second quarter to
$217 thousand in the 2010 second quarter due to growth in deposits and higher FDIC assessed rates applied to all banks. Other expenses decreased due to several one-time items resulting from the discontinuation of leasing operations and putting the portfolio into held-for-sale status as of June 30, 2009.

As a result of the increase in non-interest expenses and the decrease in non-interest income, the efficiency ratio, excluding goodwill impairment and intangible amortization, increased to 69.72% for the second quarter of 2010, from 67.27% in the second quarter of 2009. The Company’s efficiency ratio for the first quarter of 2010 was 63.56%. The first quarter typically has a lower efficiency ratio than the second quarter due to the seasonality of TEA’s revenue. The increased efficiency ratio from the prior year is reflective of the Company’s investment in its people and systems.

Income tax expense for the quarter ended June 30, 2010 was $0.6 million, reflecting an effective tax rate of 26.6%, compared with an effective tax rate of 31.6% in the first quarter of 2010. The Company’s effective tax rate is lower in the second quarter because the Company fully reserved for the remaining state income tax deferred tax asset related to Evans National Leasing in the first quarter of 2010.

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.18% at June 30, 2010. This is a significant increase from the 7.88% ratio at March 31, 2010 due to the Company’s successful common stock offering in May 2010 that raised $13.4 million in net proceeds. Book value per share was $15.44 at
June 30, 2010, compared with $16.60 at March 31, 2010, and $15.08 at June 30, 2009.

Conclusion

Mr. Nasca concluded, “The execution of our business model has resulted in a strong first half of 2010. We will stay focused on expanding our customer base and expanding our current relationships, while maintaining our moderate risk profile. We believe we are well positioned to achieve our strategic objectives through the remainder of 2010 and beyond.”

Second Quarter 2010 Webcast and Conference Call

The Company will host a teleconference and webcast on Friday, July 30, 2010 beginning at 8:30 a.m. Eastern Time. During the conference call and webcast, David J. Nasca, President and CEO, and
Gary A. Kajtoch, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Evans’ corporate strategy and outlook. A question-and-answer session will follow.

The Evans Bancorp conference call can be accessed by calling (201) 689-8560 and entering conference ID number 353733. The listen-only audio webcast can be monitored at www.evansbancorp.com.

To listen to the archived call, dial (858) 384-5517 and enter conference ID number 353733. The telephonic replay will be available from 11:30 a.m. ET the day of the call until 11:59 p.m. ET Friday, August 6, 2010. A transcript will also be posted to the Company’s Web site, once available.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $658 million in assets, 13 branches and $536 million in deposits at June 30, 2010. Evans is a full-service community bank providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp’s wholly-owned insurance subsidiary, The Evans Agency, Inc. provides property and casualty insurance through 14 insurance offices in the Western New York region. Evans Investment Services, Inc., a wholly-owned subsidiary of Evans Bank, provides non-deposit investment products such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites at www.evansbancorp.com and www.evansbank.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)

(in thousands except share and per share data)	2010	2010	2009	2009	2009
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

ASSETS
Investment Securities	$97,174	$88,089	$79,018	$83,799	$79,833
Loans	480,333	472,932	458,082	442,849	383,837
Leases	22,673	26,704	31,486	36,218	40,920
Allowance for loan and lease losses	(8,305)	(8,170)	(6,971)	(6,063)	(5,579)
Goodwill and intangible assets	9,711	9,938	10,169	10,363	10,585
All other assets	56,427	45,455	47,660	46,391	43,227
Total assets	658,013	634,948	619,444	613,557	552,823

LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	$95,908	$87,759	$87,855	$83,196	$87,842
NOW deposits	25,674	20,611	15,619	11,349	11,939
Regular savings deposits	239,275	230,319	229,609	219,309	191,645
Muni-vest deposits	27,708	37,656	23,418	33,727	31,592
Time deposits	147,011	134,495	143,007	155,184	128,235
Total deposits	535,576	510,840	499,508	502,765	451,253
Borrowings	49,672	65,880	63,146	54,574	49,494
Other liabilities	9,872	11,293	10,831	11,249	9,917
Total stockholders’ equity	62,893	46,935	45,959	44,969	42,159

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,067,044	2,827,894	2,813,274	2,795,198	2,795,198
Book value per share	15.44	16.60	16.34	16.09	15.08
Tangible book value per share*	13.05	13.08	12.72	12.38	11.30
Tier 1 leverage ratio	10.18%	7.88%	7.80%	7.81%	7.89%
Tier 1 risk-based capital ratio	13.10%	10.08%	9.92%	9.71%	9.66%
Total risk-based capital ratio	14.36%	11.34%	11.17%	10.96%	10.91%

ASSET QUALITY DATA
Non-performing loans	$8,607	$8,479	$10,043	$7,080	$2,707
Non-performing leases	2,445	2,894	2,905	2,818	2,146
Total non-performing loans and leases	11,052	11,373	12,948	9,898	4,853
Net loan charge-offs	175	14	9	150	176
Net lease charge-offs	—	—	—	—	7,659
Total net loan and lease charge-offs	175	14	9	150	7,835

Non-performing loans/Total loans and leases	1.71%	1.70%	2.05%	1.48%	0.64%
Non-performing leases/Total loans and leases	0.49%	0.58%	0.59%	0.59%	0.50%
Non-performing loans and leases/Total loans and leases	2.20%	2.28%	2.64%	2.07%	1.14%
Net loan charge-offs/Average loans and leases	0.14%	0.01%	0.01%	0.13%	0.17%
Net lease charge-offs/Average loans and leases	0.00%	0.00%	0.00%	0.00%	7.31%
Net loan and lease charge-offs/Average loans and leases	0.14%	0.01%	0.01%	0.13%	7.48%
Allowance for loan and lease loss/Total loans and leases	1.65%	1.64%	1.42%	1.27%	1.31%

* Non- GAAP measure

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(Unaudited)
(in thousands except share and per share data)

	2010	2010	2009	2009	2009
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

Interest income	$7,836	$7,746	$7,884	$7,924	$7,467
Interest expense	1,737	1,668	1,817	1,956	2,121
Net interest income	6,099	6,078	6,067	5,968	5,346
Provision for loan and lease losses	309	1,214	917	634	5,635
Net interest income (loss) after provision	5,790	4,864	5,150	5,334	(289)

Deposit service charges	480	511	575	562	563
Insurance service and fee revenue	1,629	2,246	1,493	1,750	1,623
Bank-owned life insurance	133	108	112	111	135
Gain on bargain purchase	—	—	—	671	—
Other income	737	837	784	735	1,059
Total non-interest income	2,979	3,702	2,964	3,829	3,380

Salaries and employee benefits	3,727	3,608	3,095	3,216	3,138
Occupancy	710	771	700	687	658
Repairs and maintenance	179	182	218	153	158
Advertising and public relations	257	102	210	133	151
Professional services	388	414	438	379	342
Technology and communications	163	225	493	173	225
Amortization of intangibles	228	231	262	222	223
FDIC insurance	217	226	392	167	320
Other expense	679	692	682	666	874
Total non-interest expense	6,548	6,451	6,490	5,796	6,089

Income (Loss) before income taxes	2,221	2,115	1,624	3,367	(2,998)
Income tax provision (benefit)	590	668	253	931	(1,145)
Net income (loss)	$1,631	$1,447	$1,371	$2,436	($1,853)

PER SHARE DATA
Net income (loss) per common share-diluted	$0.47	$0.51	$0.49	$0.87	($0.67)
Cash dividends per common share	—	$0.20	—	$0.20	—
Weighted average number of diluted shares	3,460,225	2,823,559	2,812,166	2,805,493	2,785,803

PERFORMANCE RATIOS
Return on average total assets	1.02%	0.93%	0.89%	1.64%	-1.34%
Return on average stockholders’ equity	11.79%	12.29%	11.93%	22.45%	-16.60%
Efficiency ratio^	69.72%	63.56%	68.33%	56.95%	67.27%

^The calculation of the efficiency ratio excludes goodwill impairment, amortization of intangibles and gains and losses on sale of securities, for comparative purposes.

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES
(Unaudited)
(in thousands)

	2010	2010	2009	2009	2009
	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter

AVERAGE BALANCES
(dollars in thousands)

Loans and leases, net	$492,243	$484,241	$476,651	$455,509	$418,952
Investment securities	81,118	81,623	81,482	82,313	83,480
Interest bearing deposits at banks	6,678	2,333	1,394	1,623	1,104
Total interest-earning assets	580,039	568,197	559,527	539,445	503,536
Non interest-earning assets	57,560	55,477	56,061	55,337	53,550
Total Assets	637,599	623,674	615,588	594,782	557,086

NOW	$22,388	$19,638	$13,264	$9,588	$10,940
Regular savings	233,926	231,761	224,394	209,406	186,467
Muni-Vest savings	35,076	30,913	32,065	31,908	38,976
Time deposits	140,952	140,381	149,018	149,354	136,110
Total interest-bearing deposits	432,342	422,693	418,741	400,256	372,493
Other borrowings	49,707	58,893	50,545	52,437	42,077
Total interest-bearing liabilities	482,049	481,586	469,286	452,693	414,570

Demand deposits	89,550	83,995	88,780	87,275	85,334
Other non-interest bearing liabilities	10,652	11,004	11,545	11,416	12,527
Stockholders’ equity	55,348	47,089	45,977	43,398	44,655

YIELD/RATE
Loans and leases, net	5.73%	5.73%	5.94%	6.19%	6.33%
Investment securities	3.87%	3.94%	3.96%	4.27%	4.00%
Interest bearing deposits at banks	0.18%	0.06%	0.06%	0.05%	0.06%
Total interest-earning assets	5.40%	5.45%	5.64%	5.88%	5.93%
NOW	1.00%	0.75%	0.51%	0.21%	0.29%
Regular savings	0.69%	0.70%	0.82%	0.99%	1.30%
Muni-Vest savings	0.46%	0.52%	0.50%	0.44%	0.68%
Time deposits	2.61%	2.48%	2.64%	2.85%	3.36%
Total interest-bearing deposits	1.31%	1.28%	1.43%	1.62%	1.96%
Other borrowings	2.55%	2.17%	2.52%	2.52%	2.82%
Total interest-bearing liabilities	1.44%	1.39%	1.55%	1.73%	2.05%
Interest rate spread	3.96%	4.06%	4.09%	4.15%	3.88%
Contribution of interest-free funds	0.25%	0.22%	0.25%	0.28%	0.37%
Net interest margin	4.21%	4.28%	4.34%	4.43%	4.25%